Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Investors: Peter Vozzo, 301-398-4358

Media: Jamie Lacey, 301-398-4035

http://www.medimmune.com

MEDIMMUNE ANNOUNCES PRELIMINARY RESULTS FOR 2007 FIRST QUARTER

Company Invites Investors to Participate in First-Quarter 2007

Earnings Conference call on May 3, 2007

GAITHERSBURG, MD, April 9, 2007 — MedImmune, Inc. (Nasdaq: MEDI) announced today that it anticipates its first-quarter diluted earnings per share (EPS), excluding share-based compensation expense, to be in the range of $0.62 to $0.67, as compared to $0.23 in diluted EPS in the 2006 first quarter, excluding share-based compensation. This nearly three-fold increase in expected EPS is due to an estimated 11-to-12 percent increase in total revenues and a greater than two-fold increase in net income margin. The company also stated that for the 2007 first quarter, it expects domestic and worldwide net sales growth of approximately 9-to-10 percent for Synagis® (palivizumab) over the same quarter in 2006.

MedImmune anticipates reporting its final 2007 first-quarter financial results on May 3, 2007 before the opening of the U.S. financial markets. This allows MedImmune to report royalties and milestones earned on its HPV vaccine technology in the same quarter as the related vaccine sales are reported by Merck and GlaxoSmithKline. The company is also planning to host a conference call and live audio webcast at 8:00 a.m. eastern time following the announcement. During the conference call, MedImmune’s management will discuss the financial results and other business.

The press release and the live webcast can be accessed by going to the Investor Relations section of the MedImmune website at www.medimmune.com. An archived version of the call will be available at the same address for one week after the live webcast.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With more than 2,500 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

This announcement contains forward-looking statements including that the company expects to disseminate financial information for the first quarter of 2007. Such statements reflect management’s current views and are based on certain assumptions, including but not limited to, completion of the company’s quarter-end closing procedures and completion of certain quarter-end review procedures. There can be no assurance that such procedures will be completed in the timeframe allotted or for those reasons or any others, that the company will not choose to disseminate such financial information on a different date and/or time.